UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 27, 2017

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805
(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949
(Address of Principal Executive Offices)	(Zip Code)

770-779-3900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2017, the Board of Directors (the “Board”) of PRGX Global, Inc. (the “Company”) elected Kevin S. Costello as a Class III director, to serve until the Company’s next annual meeting of shareholders to be held later in 2017. The Board has determined that Mr. Costello meets all applicable independence standards, including the Nasdaq independence requirements.

Mr. Costello has served as Executive Chairman and Chief Executive Officer of Top Tech Holdings, the parent company of HotSchedules, a provider of employee scheduling and labor management solutions to the restaurant industry, since August, 2016. Prior to that, Mr. Costello was President of Ariba, Inc. from 2007 until its acquisition by SAP AG in 2012, and President of Ariba, a SAP Company, from 2012 until 2014. Mr. Costello served as Ariba’s Executive Vice President and Chief Commercial Officer from May 2002 until November 2007. Prior to joining Ariba, from 1992 to 2002, Mr. Costello served in various leadership positions with Andersen Business Consulting, and began his career in the Arthur Andersen Audit Practice in 1984.

Mr. Costello currently serves on the board of directors of Vantiv, Inc., a publicly traded provider of credit card processing services, and the following privately-held companies - HotSchedules, FinancialForce.com, Rainmaker Group and Kaufman Hall. Mr. Costello previously served on the board of directors of Rackspace Hosting, Inc. and Cbeyond, Inc. Mr. Costello holds a B.S. in Accounting from the University of Illinois and is a certified public accountant. Mr. Costello’s extensive leadership experience in software-as-a-service (SaaS) companies and source-to-pay solutions and his experience serving on the boards of numerous public and private companies are beneficial to the Board.

There is no arrangement or understanding between Mr. Costello and any other person pursuant to which Mr. Costello was elected as a director of the Company. There are no related party transactions between Mr. Costello and the Company reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums Senior Vice President, Secretary and General Counsel

Dated: March 29, 2017